Exhibit 99.1

Contacts:

Kosan Biosciences Incorporated

Susan M. Kanaya

Chief Financial Officer

(510) 732-8400, ext. 5227

kanaya@kosan.com

FOR IMMEDIATE RELEASE

KOSAN ANNOUNCES TERMINATION OF COMMON STOCK OFFERING

Hayward, CA – August 15, 2005 – Kosan Biosciences Incorporated (Nasdaq: KOSN) announced today that in light of the decline in its share price after today’s announcement regarding the NCI-sponsored 17-AAG and DMAG clinical trials, the Company and the underwriters have mutually agreed to terminate the previously announced offering of 4,500,000 shares of common stock.

“We remain confident in our development plans for our Hsp90 inhibitors as potential treatments for cancer. We will aggressively work to resolve any issues raised in today’s earlier announcement and provide additional information when it is available,” commented Daniel V. Santi, M.D., Ph.D., Kosan’s Chairman and Chief Executive Officer. “Closing the second quarter with $69 million in reserves and a $35 million credit line, we have considerable flexibility to pursue our development programs.”

About Kosan

Kosan Biosciences currently has two first-in-class anticancer agents in Phase II and Phase Ib clinical trials: KOS-862 (Epothilone D) and 17-AAG, an Hsp90 (heat shock protein 90) inhibitor and geldanamycin analog. Kosan’s most advanced compound, KOS-862, which is in two Phase II clinical trials and multiple Phase Ib clinical trials, and its follow-on compound, KOS-1584, which is in Phase I clinical trials, are partnered with Roche through a global development and commercialization agreement. Kosan is developing 17-AAG and a second-generation geldanamycin analog, KOS-1022 (DMAG), that is in Phase I clinical trials, in collaboration with the NCI. Kosan is also conducting Phase I and Phase Ib clinical trials of its proprietary formulation of 17-AAG, KOS-953. Kosan has generated a pipeline of additional product candidates for gastrointestinal motility, infectious diseases and cancer based on its proprietary technologies for discovering, developing and manufacturing polyketide analogs. All of Kosan’s product candidates, including those in clinical development, are polyketides. Polyketides are an important class of natural products that have yielded numerous pharmaceuticals for the treatment of cancer, infectious diseases, high cholesterol, transplant rejection and other diseases. For additional information on Kosan Biosciences, please visit the Company’s website at www.kosan.com.

This press release contains “forward-looking” statements, including statements with respect to the further development and potential safety and efficacy of Kosan’s product candidates in the treatment of cancer and the flexibility provided by Kosan’s reserves and credit line to pursue its development programs. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. There are a number of important factors that could cause the results of Kosan to differ materially from those indicated by these forward-looking statements, including, among others, risks and uncertainties related to the clinical advancement of Hsp90 inhibitors, including 17-AAG, KOS-953 and KOS-1022, including the risk that clinical trials for these product candidates may not demonstrate safety and efficacy sufficient to obtain the requisite regulatory approvals or to result in a marketable product; Kosan’s dependence on its collaborations with Roche and the NCI for development of its product candidates; Kosan’s dependence on its collaboration with Roche for most of its revenues; unanticipated costs incurred by Kosan in pursuing its development programs; Kosan’s ability to borrow funds from its line of credit facility; and other risks detailed from time to time in the Company’s SEC reports, including its Quarterly Report on Form 10-Q for the quarter ended June 30, 2005 and other periodic filings with the SEC. Kosan does not undertake any obligation to update forward-looking statements.